Issuer Free Writing Prospectus
File Pursuant to Rule 433
Registration Nos. 333-132370 and 333-132370-01

Equity First

Protection First

[GRAPHIC]

OFFERING SUMMARY

(Related to the Pricing Supplement No. 2008-MTNDD321

Subject to Completion, Dated August 7, 2008)

CITIGROUP FUNDING INC.

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

Medium-Term Notes, Series D

Contingent Upside Participation Principal Protected Notes

____________________________________________________

Contingent Upside Participation Principal Protected Notes

Based Upon the S&P 500® Index

Due 2010

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and related prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the related prospectus in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-877-858-5407.

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

August 8, 2008

2	Principal Protected Notes

Contingent Upside Participation

Principal Protected Notes

Based Upon the S&P 500® Index

Due 2010

This offering summary contains a summary of the terms and conditions of the Contingent Upside Participation Principal Protected Notes. We encourage you to read the pricing supplement and accompanying prospectus supplement and prospectus related to this offering for important additional information. Capitalized terms used in this summary are defined in the section “Preliminary Terms” below.

Overview of the Notes

The Contingent Upside Participation Principal Protected Notes Based Upon the S&P 500® Index (the “Notes”) are offered by Citigroup Funding Inc. and have a maturity of approximately two years. The Notes pay an amount at maturity, if any, that will depend on the value of the S&P 500® Index (the “Underlying Index”) on every Index Business Day from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of any Index Business Day). If the value of the Underlying Index on every Index Business Day from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of any Index Business Day) does not exceed the Starting Value by more than approximately 30% (to be determined on the Pricing Date), the payment you receive at maturity for each $1,000 Note you hold at maturity will be (i) greater than your initial investment in the Notes, if the Ending Value is greater than the Starting Value, or (ii) equal to your initial investment in the Notes, if the Ending Value is less than or equal to the Starting Value. If, however, the value of the Underlying Index on any Index Business Day from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of any Index Business Day) exceeds the Starting Value by more than approximately 30% (to be determined on the Pricing Date), the return on the Notes will be limited to a Fixed Return equal to approximately 4% to 6% (to be determined on the Pricing Date) of your initial investment in the Notes, regardless of whether the Ending Value is greater than, equal to, or less than the Starting Value.

Some key characteristics of the Notes include:

°

Principal Protection.    Your initial investment is 100% principal protected only if you hold your Notes to maturity. Notes sold in the secondary market prior to maturity are not principal protected. If you hold your Note to maturity, you will receive at maturity an amount in cash equal to your initial investment plus the Note Return Amount, which may be positive or zero. If the Ending Value is greater than the Starting Value or, if the value of the Underlying Index on any Index Business Day from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of any Index Business Day) exceeds the Starting Value by more than approximately 30% (to be determined on the Pricing Date), the Note Return Amount will be positive. In all other circumstances, the Note Return Amount will be zero, and at maturity you will receive only your $1,000 initial investment per Note for each Note you then hold.

Principal Protected Notes	3

°

No Periodic Payments.    You will not receive any periodic payments of interest or other periodic payments on the Notes. Instead, the return on the Notes, if any, will vary depending on the performance of the Underlying Index during the term of the Notes and will be paid at maturity based upon (i) the value of the Underlying Index on every Index Business Day from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of any Index Business Day), and (ii) the appreciation, if any, of the Underlying Index from the Pricing Date to the Valuation Date or the Fixed Return, as applicable. The return on the Notes may be lower than that of a conventional fixed-rate debt security of Citigroup Funding of comparable maturity and may be zero. In addition, you will not receive any dividend payments or other distributions, if any, on the stocks included in the Underlying Index.

°

Limited Participation in Potential Change in Value of Underlying Index.    In certain circumstances, the Notes allow investors to participate in only a portion of the growth potential of the Underlying Index, up to an increase of approximately 30% (to be determined on the Pricing Date) from the Starting Value. If the value of the Underlying Index on any Index Business Day from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of any Index Business Day) exceeds the Starting Value by more than approximately 30% (to be determined on the Pricing Date), then instead of participating in the appreciation of the Underlying Index, the return on the Notes will be limited to the Fixed Return of approximately 4% to 6% (to be determined on the Pricing Date).

°

Tax Treatment.    The federal income tax treatment of the Notes differs from the tax treatment of traditional fixed-rate notes. The federal income tax treatment of the Notes will require U.S. investors to include original issue discount (“OID”) for U.S. federal income tax purposes in gross income on a constant yield basis annually over the term of the Notes, although U.S. investors will receive no payments with respect to the Notes before maturity. Non-U.S. investors will generally not be subject to U.S. income or withholding tax, provided that certain certification requirements are met. See “Certain U.S. Federal Income Tax Considerations – United States Investors” in the pricing supplement for further information.

An investment in the Notes involves significant risks. You should refer to “Key Risk Factors for the Notes” below and “Risk Factors Relating to the Notes” in the pricing supplement related to this offering for a description of the risks.

Types of Investors

The Notes are not a suitable investment for investors who require regular fixed income payments since no interest payments or investment returns, if any, will be paid during the term of the Notes. These Notes may be an appropriate investment for the following types of investors:

°

Investors looking for exposure to equity index-linked investments on a principal protected basis who do not expect that on any Index Business Day from the Pricing Date to and including the Valuation Date the value of the S&P 500® Index (whether intra-day or at the close of any Index Business Day) will increase by more than approximately 30% (to be determined on the Pricing Date) and who are willing to potentially earn a fixed return of only approximately 4% to 6% (to be determined on the Pricing Date) for the term of the Notes foregoing any potential additional appreciation in a direct investment in the S&P 500® Index.

4	Principal Protected Notes

°

Investors who seek to add an equity index-linked investment to their portfolio for diversification purposes since an investment in the Notes may outperform the performance of fixed income securities in a moderate equity market environment.

Commissions and Fees

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the Notes, will receive an underwriting fee of $22.50 for each $1,000 Note sold in this offering. Certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, will receive not more than $20.00 from this underwriting fee for each Note they sell. Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, will receive a fixed sales commission of $20.00 from this underwriting fee for each Note they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Note declines. You should refer to “Key Risk Factors for the Notes” below and “Risk Factors Relating to the Notes” and “Plan of Distribution” in the pricing supplement related to this offering for more information.

Principal Protected Notes	5

Preliminary Terms

Issuer:	Citigroup Funding Inc.
Security:	Contingent Upside Participation Principal Protected Notes Linked to the S&P 500® Index Due 2010
Guarantee:	Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.
Rating of the Issuer’s Obligations:	Aa3/AA- (Moody’s/S&P) based upon the Citigroup Inc. guarantee of payments due on the Notes and subject to change during the term of the Notes.
Principal Protection:	100% if held on the Maturity Date
Pricing Date:	August , 2008
Issue Date:	Approximately three Index Business Days after the Pricing Date
Valuation Date:	Approximately three Index Business Days before the Maturity Date
Index Business Day:	An Index Business Day means a day, as determined by the Calculation Agent, on which the banking institutions in New York are not authorized to be closed and the S&P 500® Index or any successor index is calculated and published and on which securities comprising more than 80% of the value of the S&P 500® Index on such day are capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the closing value of the S&P 500® Index.
Maturity Date:	Approximately two years after the Issue Date
Issue Price:	$1,000 per Note
Underlying Index:	S&P 500® Index
Coupon:	None
Maturity Payment:	For each $1,000 Note, $1,000 plus a Note Return Amount, which may be positive or zero.
Note Return Amount:	For each $1,000 Note:

(i)    an amount equal to the product of (a) $1,000 and (b) the Index Return Percentage, if the value of the S&P 500 Index on every Index Business Day from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of any Index Business Day) is less than or equal to approximately 130% (to be determined on the pricing date) of the Starting Value; provided that if the percentage change in the closing value of the Underlying Index from the Pricing Date to the Valuation Date is negative, or has been unchanged, the Index Return Percentage will be 0% and the Note Return Amount will equal zero; or

(ii)    an amount equal to the product of (a) $1,000 and (b) a Fixed Return equal to approximately 4% to 6% (to be determined on the Pricing Date), if the value of the Underlying Index on any Index Business Day from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of any Index Business Day) is greater than approximately 130% (to be determined on the Pricing Date) of the Starting Value.

Index Return Percentage:

The Index Return Percentage will equal the percentage change in the closing value of the Underlying Index from the Pricing Date up to and including the Valuation Date, expressed as a percentage:

Ending Value - Starting Value

            Starting Value

provided that if the percentage change in the closing value of the Underlying Index from the Pricing date to the Valuation Date is negative, the Index Return Percentage will be 0%.

6	Principal Protected Notes

Starting Value:	The closing value of the Underlying Index on the Pricing Date
Ending Value:	The closing value of the Underlying Index on the Valuation Date
Listing:	The Notes will not be listed on any exchange.
Underwriting Discount:	2.25% (including the 2.00% Sales Commission defined below)
Sales Commission Earned:	$20.00 per Note for each Note sold by a Smith Barney Financial Advisor
Calculation Agent:	Citigroup Global Markets Inc.
CUSIP:

Principal Protected Notes	7

Benefits of the Notes

°

Contingent Growth Potential.    If held to maturity, the Notes may provide investors with a positive Note Return Amount based on the Ending Value of the Underlying Index, enabling you to participate in the increase, if any, in the value of the Underlying Index during the term of the Notes, up to a maximum return of approximately 30% (to be determined on the Pricing Date), or may only be approximately 4% to 6% (to be determined on the Pricing Date) in certain circumstances.

°	Principal Preservation. If you hold your Notes to maturity, at maturity you will receive at least your initial investment in the Notes regardless of the Ending Value of the Underlying Index.

°	Diversification Potential. The Notes are linked to the Underlying Index and may allow you to diversify an existing portfolio mix of deposits, stocks, bonds, mutual funds and cash.

Key Risk Factors for the Notes

°

Possibility of No Appreciation.    The return on the Notes, if any, depends on the value of the Underlying Index during the term of the Notes (whether intra-day or at the close of any Index Business Day). If the value of the Underlying Index on any Index Business Day from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of any Index Business Day) does not exceed the Starting Value by approximately 30% (to be determined on the Pricing Date), and if the Ending Value is equal to or less than the Starting Value, the payment you receive at maturity will be limited to your initial investment in the Notes, even if the closing value of the Underlying Index is greater than the Starting Value at one or more times during the term of the Notes.

°

Appreciation May Be Limited.    The return on the Notes, if any, may be less than the return on a direct investment in the Underlying Index. If the value of the Underlying Index on any Index Business Day from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of any Index Business Day) exceeds the Starting Value by more than approximately 30% (to be determined on the Pricing Date), you will receive a Fixed Return on the Notes equal to approximately 4% to 6% (to be determined on the Pricing Date) regardless of the Index Return Percentage. In this case, if the S&P 500® Index appreciates by more than approximately 4% to 6% (to be determined on the Pricing Date) during the term of the Notes, you will not fully participate in such appreciation.

°

No Periodic Payments.    You will not receive any periodic payments of interest or any other periodic payments on the Notes. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the stocks included in the Underlying Index.

°

Potential for a Lower Comparable Yield.    The Notes do not pay any periodic interest. The Note Return Amount will depend on the value of the S&P 500® Index during the term of the Notes (whether intra-day or at the close of any Index Business Day), and will be based on the Index Return Percentage or the Fixed Return, as applicable. As a result, the yield on the Notes may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

8	Principal Protected Notes

°

Exchange Listing and Secondary Market.    The Notes will not be listed on any exchange. There is currently no secondary market for the Notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the Notes. Although Citigroup Global Markets Inc. intends to make a secondary market in the Notes, it is not obligated to do so.

°

The Resale Value of the Notes May Be Lower Than Your Initial Investment.    Due to, among other things, changes in the value of the Underlying Index, interest rates, the earnings performance of the issuers of the stocks included in the Underlying Index, other economic conditions, and Citigroup Funding and Citigroup’s perceived creditworthiness, the Notes may trade at prices below their initial issue price of $1,000 per Note. You could receive substantially less than your initial investment if you sell your Notes.

°

Fees and Conflicts.    Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Notes. Further, Citigroup Funding expects to hedge its obligations under the Notes through the trading in one or more of the stocks included in the Underlying Index or derivative instruments related to the Underlying Index by one or more of its affiliates and may receive a profit from these activities, even if the value of the Notes declines. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’ role as the Calculation Agent for the Notes may result in a conflict of interest.

°	Citigroup Inc. Credit Risk. The Notes are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Notes.

Description of the S&P 500® Index

General

Unless otherwise stated, we have derived all information regarding the S&P 500® Index provided in this offering summary, including its composition, method of calculation and changes in components, from Standard & Poor’s (“S&P”), publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of, the S&P 500® Index at any time. None of Citigroup Inc., Citigroup Funding, Citigroup Global Markets or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the S&P 500® Index.

The S&P 500® Index is published by S&P and is intended to provide a performance benchmark for the U.S. equity markets. S&P chooses companies for inclusion with an aim of achieving a distribution by broad industry groupings. The calculation of the value is based on the relative aggregate market value of the common stocks of 500 companies at a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The weighting and composition of the index components are updated periodically so that the S&P 500® Index reflects the performance of the U.S. equity markets.

As of June 30, 2008, the common stocks of 422 of the 500 companies included in the S&P 500® Index were listed on the New York Stock Exchange (the “NYSE”). As of June 30, 2008, the aggregate market value of the 500 companies included in the S&P 500® Index

Principal Protected Notes	9

represented approximately 73% of the U.S. equities market. S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock composition of the NYSE, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.

As of June 30, 2008, the 500 companies included in the S&P 500® Index were divided into 10 Global Industry Classification Sectors. The Global Industry Classification Sectors included (with the percentage of companies currently included in such sectors indicated in parentheses): Consumer Discretionary (8.1%), Consumer Staples (10.8%), Energy (16.2%), Financials (14.3%), Health Care (11.9%), Industrials (11.1%), Information Technology (16.4%), Materials (3.8%), Telecommunication Services (3.3%) and Utilities (4.0%). S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

THE S&P 500® INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS UNDERLYING IT AND THEREFORE THE RETURN ON THE NOTES WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

10	Principal Protected Notes

Historical Data on the S&P 500® Index

The following table sets forth the high and low values of the S&P 500® Index for each month in the period from January 2003 through July 2008 (including intra-day values). These historical data on the S&P 500® Index are not indicative of the future performance of the S&P 500® Index or what the market value of the Notes may be. Any historical upward or downward trend in the value of the S&P 500® Index during any period set forth below is not an indication that the S&P 500® Index is more or less likely to increase or decrease at any time during the term of the Notes.

	2003	2004	2005	2006	2007	2008
January
High	935.05	1155.38	1217.90	1294.90	1441.61	1471.77
Low	840.34	1105.08	1163.75	1245.74	1403.97	1270.05
February
High	864.64	1158.98	1212.44	1297.57	1461.57	1396.02
Low	806.29	1124.44	1180.95	1253.61	1389.42	1316.75
March
High	895.90	1163.23	1229.11	1310.88	1438.89	1359.68
Low	788.90	1087.06	1163.69	1268.42	1363.98	1256.98
April
High	924.24	1150.57	1191.88	1318.16	1498.02	1404.57
Low	847.85	1107.23	1136.15	1280.74	1416.37	1324.35
May
High	965.38	1127.74	1199.56	1326.70	1535.56	1440.24
Low	902.83	1076.32	1146.18	1245.34	1476.70	1373.07
June
High	1015.33	1146.34	1219.59	1290.68	1540.56	1404.05
Low	963.59	1113.32	1188.30	1219.29	1484.18	1272.00
July
High	1015.41	1140.84	1245.15	1280.42	1555.90	1292.17
Low	962.10	1078.78	1183.55	1224.54	1454.25	1200.44
August
High	1011.01	1109.68	1245.86	1306.74	1503.89
Low	960.84	1060.72	1201.07	1261.30	1370.60
September
High	1040.29	1131.54	1243.13	1340.28	1538.74
Low	990.36	1099.11	1205.35	1290.93	1439.29
October
High	1053.79	1142.05	1233.34	1389.45	1576.09
Low	995.97	1090.19	1168.20	1327.10	1489.56
November
High	1063.65	1188.46	1270.64	1407.89	1545.79
Low	1031.20	1127.53	1201.70	1360.98	1406.10
December
High	1112.56	1217.33	1275.80	1431.81	1523.57
Low	1053.41	1173.76	1246.59	1385.93	1435.65

Principal Protected Notes	11

The following graph illustrates the historical performance of the S&P 500® Index based on the closing value thereof on each Index Business Day from January 2, 2003 through August 6, 2008. Past values of the S&P 500® Index are not indicative of future index values. This graph does not include intra-day values.

On August 6, 2008, the closing value of the S&P 500® Index was 1289.19.

License Agreement

S&P and Citigroup Global Markets have entered into a non-exclusive license agreement providing for the license to Citigroup Inc., Citigroup Funding and its affiliates, in exchange for a fee, of the right to use indices owned and published by S&P in connection with certain financial instruments, including the Notes.

The license agreement between S&P and Citigroup Global Markets provides that the following language must be stated in this offering summary.

“The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. S&P’s only relationship to Citigroup Funding and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P and of the S&P 500® Index, which is determined, composed and calculated by S&P without regard to Citigroup Funding, its

12	Principal Protected Notes

affiliates or the Notes. S&P has no obligation to take the needs of Citigroup Funding, its affiliates or the holders of the Notes into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

“S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP FUNDING, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P AND CITIGROUP FUNDING.”

Hypothetical Maturity Payments

The Note Return Amount will depend on the value of the S&P 500® Index on every Index Business Day from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of any Index Business Day) and will be based either on the Ending Value of the S&P 500® Index or the Fixed Return, as applicable. Because the value of the S&P 500® Index may be subject to significant variations over the term of the Notes, it is not possible to present a chart or table illustrating a complete range of possible payments at maturity. The examples of hypothetical maturity payments set forth below are intended to illustrate the effect of different Ending Values of the S&P 500® Index on the return on the Notes at maturity, depending on whether the value of the S&P 500® Index on every Index Business Day from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of any Index Business Day) is less than or equal to 130% of the Starting Value. All of the hypothetical examples assume an investment in the Notes of $1,000, that the Starting Value is 1250.00, that 130% of the Starting Value is 1625.00, that the Fixed Return is 5.00%, that the term of the Notes is two years, and that an investment is made on the initial issue date and held to maturity.

As demonstrated by the examples below, if the hypothetical value of the S&P 500® Index on every Index Business Day from the Pricing Date up to and including the Valuation Date (whether intra-day or at the close of any Index Business Day) is less than or equal to 1625.00, the return will be equal to the Index Return Percentage and, so long as the hypothetical Ending Value is greater than the hypothetical Starting Value, the payment at maturity will be greater than the initial investment of $1,000 per Note. If, however, the hypothetical value of the S&P 500® Index on any Index Business Day from the Pricing Date up to and including the

Principal Protected Notes	13

Valuation Date (whether intra-day or at the close of any Index Business Day) is greater than 1625.00, the return on the Notes will be equal to the Fixed Return, regardless of whether the hypothetical Ending Value is greater than or less than the hypothetical Starting Value.

Hypothetical Ending Value of S&P 500® Index	Percentage Change from the Starting Value to the Ending Value (%)	Scenario I: All Values Are Less Than or Equal to 1625.00[1]		Scenario II: One or More Values Are Greater Than 1625.00[2]
		Index Return Percentage	Payment at Maturity on the Notes	Fixed Return	Payment at Maturity on the Notes
$625.00	-50.00%	0.00%	$1,000	5.00%	$1,050.00
$687.50	-45.00%	0.00%	$1,000	5.00%	$1,050.00
$750.00	-40.00%	0.00%	$1,000	5.00%	$1,050.00
$812.50	-35.00%	0.00%	$1,000	5.00%	$1,050.00
$875.00	-30.00%	0.00%	$1,000	5.00%	$1,050.00
$937.50	-25.00%	0.00%	$1,000	5.00%	$1,050.00
$1000.00	-20.00%	0.00%	$1,000	5.00%	$1,050.00
$1062.50	-15.00%	0.00%	$1,000	5.00%	$1,050.00
$1125.00	-10.00%	0.00%	$1,000	5.00%	$1,050.00
$1187.50	-5.00%	0.00%	$1,000	5.00%	$1,050.00
$1250.00	0.00%	0.00%	$1,000	5.00%	$1,050.00
$1312.50	5.00%	5.00%	$1,050	5.00%	$1,050.00
$1375.00	10.00%	10.00%	$1,100	5.00%	$1,050.00
$1437.50	15.00%	15.00%	$1,150	5.00%	$1,050.00
$1500.00	20.00%	20.00%	$1,200	5.00%	$1,050.00
$1562.50	25.00%	25.00%	$1,250	5.00%	$1,050.00
$1625.00	30.00%	30.00%	$1,300	5.00%	$1,050.00
$1687.50	35.00%	NA	NA	5.00%	$1,050.00
$1750.00	40.00%	NA	NA	5.00%	$1,050.00
$1812.50	45.00%	NA	NA	5.00%	$1,050.00
$1875.00	50.00%	NA	NA	5.00%	$1,050.00

1

The hypothetical value of the S&P 500® Index on every Index Business Day from the Pricing Date up to and including the Valuation Date (including intra-day) has been less than or equal to 1625.00, which is 130% of the hypothetical Starting Value.

2

The hypothetical value of the S&P 500® Index on any Index Business Day from the Pricing Date up to and including the Valuation Date (including intra-day) has been greater than 1625.00, which is 130% of the hypothetical Starting Value.

The examples are for purposes of illustration only. The actual Note Return Amount will depend on the actual values during the term of the Notes (whether intra-day or at the close of any Index Business Day), the actual Starting Value, the actual Ending Value, the actual Fixed Return, and other relevant parameters.

14	Principal Protected Notes

Certain U.S. Federal Income Tax Considerations

The following summarizes certain federal income tax considerations for initial U.S. investors that hold the Notes as capital assets.

All investors should refer to the pricing supplement related to this offering and the accompanying prospectus supplement and prospectus for additional information relating to U.S. federal income tax and should consult their tax advisors to determine the tax consequences particular to their situation.

Because the Notes are contingent payment debt obligations of Citigroup Funding, U.S. holders of the Notes will be required to include original issue discount (“OID”) for U.S. federal income tax purposes in gross income on a constant yield basis over the term of the Notes. This tax OID (computed at an assumed comparable yield of         % compounded semiannually) will be includible in a U.S. holder’s gross income (as ordinary income) over the term of the Notes (although holders will receive no payments on the Notes prior to maturity), and generally will be reported to U.S. non-corporate holders on an IRS Form 1099. The assumed comparable yield is based on a rate at which Citigroup Funding would issue a similar debt obligation with no contingent payments. The amount of tax OID is based on an assumed amount representing all amounts payable on the Notes. This assumed amount is neither a prediction nor guarantee of the actual yield of, or payments to be made in respect of, the Notes. If the amount we actually pay at maturity is, in fact, less than this assumed amount, then a U.S. holder will have recognized taxable income in periods prior to maturity that exceeds that holder’s economic income from holding the Notes during such periods (with an offsetting ordinary loss). If the amount we actually pay at maturity is, in fact, higher than this assumed amount, then a U.S. holder will be required to include such additional amount as ordinary income. If a U.S. holder disposes of the Notes, the U.S. holder will be required to treat any gain recognized upon the disposition of the Notes as ordinary income (rather than capital gain).

Special rules will apply if the S&P 500® Index is greater than approximately 130% (to be determined on the Pricing Date) of the Starting Value at any time before six months prior to maturity, so that the amount paid at the maturity of the Notes would become fixed.

In the case of a holder of the Notes that is not a U.S. person all payments made with respect to the Notes and any gain realized upon the sale or other disposition of the Notes should not be subject to U.S. income or withholding tax, provided that the holder complies with applicable certification requirements (including in general the furnishing of an IRS form W-8 or substitute form) and such payments and gain are not effectively connected with a U.S. trade or business of such holder.

You should refer to the pricing supplement for additional information relating to U.S. federal income tax treatment and should consult your own tax advisors to determine tax consequences particular to your situation.

ERISA and IRA Purchase Considerations

Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Notes as long as

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either (A)(1) no Citigroup Global Market affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Notes or renders investment advice with respect to those assets and (2) such plan or retirement account is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the pricing supplement related to this offering for more information.

Additional Considerations

If no value of the S&P 500® Index is available on the Valuation Date or on any other relevant Index Business Day, the Calculation Agent may determine the value of the S&P 500 Index® in accordance with the procedures set forth in the pricing supplement related to this offering. In addition, if the S&P 500® Index is discontinued, the Calculation Agent may determine the value by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the value of the S&P 500® Index prior to any such discontinuance. You should refer to the sections “Description of the Notes — Note Return Amount”, “—Discontinuance of the S&P 500® Index” and “—Alteration of Method of Calculation” in the related pricing supplement for more information.

“Standard & Poor’s®,” “S&P 500®” and “S&P®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Citigroup Funding Inc.’s affiliate, Citigroup Global Markets Inc. The Notes have not been passed on by Standard & Poor’s or The McGraw-Hill Companies. The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s and The McGraw-Hill Companies and none of the above makes any warranties or bears any liability with respect to the Notes.

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